Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, NJ 08086 USA

Tel.: +800-257-5540
Fax: +856-848-0937
www.checkpointsystems.com

News

COMPANY CONTACT:
James Lucania
856-641-5531

CHECKPOINT SYSTEMS, INC. ANNOUNCES
SECOND QUARTER 2014 RESULTS

Results Reflect Continuing Execution of 3-Year Plan
Q2 Adjusted EBITDA +17% over 2013; YTD +62% over YTD 2013
Company Increases 2014 Earnings Guidance

THOROFARE, N.J., August 4, 2014 - Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the second quarter ended June 29, 2014.

Second Quarter GAAP Results

Net revenues from continuing operations in the second quarter of 2014 decreased 0.8%, to $170.9 million from $172.3 million in the second quarter of 2013. Foreign currency translation effects resulted in a $1.0 million or 0.6% increase in net revenues. During the quarter, gross profit margins were 42.4% compared with 40.6% in the 2013 second quarter.

Selling, general, and administrative (SG&A) expenses in the second quarter of 2014 decreased $1.8 million or 3.2% to $55.4 million from $57.2 million in the second quarter of 2013. The second quarter of 2014 included approximately $2.4 million ($1.6 million in SG&A) of additional cost reductions from the global restructuring initiatives.

Operating income in the second quarter of 2014 was $13.0 million, $6.6 million higher when compared with $6.4 million in the same period last year. Foreign currency translation effects resulted in a $0.6 million reduction in operating income.

Net earnings from continuing operations in the second quarter of 2014 were $0.23 per diluted share versus $0.02 per diluted share in the same period last year.

Second Quarter Adjusted Non-GAAP Operating Income, EBITDA and Earnings per Share

Adjusted Non-GAAP operating income from continuing operations was $13.3 million in the second quarter of 2014, $4.1 million higher when compared with $9.2 million in the same period last year. Adjusted EBITDA was $21.0 million in the second quarter of 2014, $3.1 million higher when compared with $17.9 million in the second quarter of 2013. Adjusted Non-GAAP net earnings from continuing operations in the second quarter of 2014 was $0.25 per diluted share compared to $0.11 per diluted share in the same period last year. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

Checkpoint Systems' President and Chief Executive Officer, George Babich, said, "I am pleased with our second quarter performance as we continue to execute our three-year plan.  Phase two, process improvement and margin enhancement initiatives are delivering positive results to the bottom line. Gross profit margins increased almost 200 basis points over the second quarter last year, and nearly 400 basis points year to date, over the first half of 2013. Gross profit margins were again higher across nearly all core product lines, driven by continued manufacturing cost reductions, the benefits of Project LEAN and manufacturing and supply chain efficiencies. Gross margins were also favorably impacted by the mix of revenues toward EAS consumables, reflecting the recurring portion of our recent market share gains.”  Mr. Babich added, “While we continue to expect retailers to remain cautious with their capital investments, which inevitably pressures our top line potential, we remain on track to deliver our previously issued 2014 revenue guidance.  However, we are increasing our EBITDA and earnings guidance, despite absorbing accelerated spending on strategic growth initiatives, as our margin enhancement initiatives are gaining traction ahead of our previous expectations.”

Jeff Richard, Executive Vice President and Chief Financial Officer, said, "As we continue to focus on the principles of continuous improvement we are seeing early traction with respect to our previously announced projects. At the same time, our balance sheet continues to strengthen, with cash exceeding total debt by $46.1 million. While we continue to invest in working capital, primarily in inventory, our inventory turns are maintaining current levels.  In addition, our EBITDA to Debt leverage ratio is now below one times and as a result we are now enjoying the lowest interest rate that our bank deal allows."

Global Restructuring

Global restructuring initiatives lowered costs in the second quarter of 2014 by an additional $2.4 million when compared with reductions achieved in the second quarter of 2013, with $1.6 million of the additional reductions attributable to SG&A.

Additional Cost Savings / Margin Enhancements

The Company will continue to develop additional cost savings and margin enhancement initiatives over and above those in the global restructuring initiatives. The value of these opportunities currently is expected to be $12 million to $15 million by the end of 2014, with an annualized benefit of $15 million to $20 million.

Selected Discussion and Analysis of Second Quarter 2014 Results

•
Net revenues decreased 0.8% to $170.9 million compared with $172.3 million for the second quarter of 2013, principally due to an organic decrease of 1.4%, partially offset by positive foreign currency effects of 0.6%.

◦
Merchandise Availability Solutions (MAS) revenues were effectively flat at $111.5 million versus the second quarter of 2013, principally driven by fewer EAS hardware installations outside of the US and decreased RFID sales in Europe, offset by increased EAS Hardware, EAS Consumables and Alpha®  sales in the US.

◦
Apparel Labeling Solutions (ALS) revenues decreased 1.6% to $47.6 million, principally driven by a decrease in the legacy labeling business and the exit of our Sri Lanka joint venture, partially offset by significant increases in RFID labels.

◦	Retail Merchandising Solutions (RMS) revenues decreased 3.7% to $11.8 million, reflecting ongoing industry headwinds in Europe.

•	Gross profit margin was 42.4% compared with 40.6% for the second quarter of 2013.
◦
MAS gross profit margin was 46.0% compared with 45.2% in the second quarter of 2013. The increase was principally due to manufacturing cost savings, margin enhancement initiatives, and a favorable mix of sales toward higher margin products, partially offset by under-absorbed professional services.

◦
ALS gross profit margin was 36.2% compared with 30.0% in the second quarter of 2013. The increase was principally due to Project LEAN initiatives and improved manufacturing efficiencies, partially offset by greater air freight expenses.

◦
RMS gross profit margin was 33.9% compared with 40.3% in the second quarter of 2013. The decrease was primarily due to market pricing pressures and lower volumes driving overhead under-absorption, as well as the movement of a portion of this business to a distributor model.

•
SG&A expenses were $55.4 million compared with $57.2 million in the second quarter of 2013. Driving this reduction are cost reductions totaling approximately $1.6 million from the expanded Global Restructuring Plan, including Project LEAN, as well as a continuous focus on streamlining SG&A.

•	Operating income was $13.0 million compared with $6.4 million in the second quarter of 2013.

•	Non-GAAP operating income was $13.3 million compared with $9.2 million in the second quarter of 2013. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•
Restructuring expense was $0.3 million resulting from the expanded Global Restructuring Plan, including Project LEAN. Restructuring expense since its inception totals $79.1 million ($15.7 million non-cash).

•	EBITDA was $21.0 million, compared with $17.9 million in the second quarter of 2013. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•	Cash flow provided by operating activities was $12.7 million compared with $3.9 million in the second quarter of 2013. Capital expenditures were $3.5 million in the second quarter of 2014.

Outlook for 2014

Based on an assessment of market conditions, current customers' orders and commitments, and assuming continuation of current foreign exchange rates, Checkpoint is adjusting certain components of its guidance for 2014. As previously noted, this guidance does not include the impact of acquisitions, divestitures, restructuring and one-time or unusual charges resulting from debt refinancing, litigation fees or settlements, certain tax reserves and gains or losses generated by non-routine operating matters which we may record during the year.

Projected income taxes for the year can be impacted by changes in the mix of pre-tax income and losses in the countries in which we operate, which can also impact earnings per share. The valuation allowance on U.S. deferred tax assets results in a GAAP tax rate on U.S. pre-tax income or losses of essentially 0%. If the mix of income or losses shifts from the U.S. to a country where the income tax rate is in the normal range, that in some cases approaches 30%, this can have a significant impact on the amount of reported income tax expense when compared with the projections that are the basis of our outlook.

•	Net revenues are expected to be in the range of $675 million to $715 million, which is unchanged from previous guidance.

•	Non-GAAP diluted net earnings per share attributable to Checkpoint Systems, Inc. are expected to be in the range of $0.65 to $0.75 compared with previous guidance of $0.60 to $0.70.

•	EBITDA is expected to be in the range of $70 million to $80 million compared with previous guidance of $68 million to $78 million.

Checkpoint Systems will host a conference call today, August 4, 2014, at 5:00 p.m. Eastern Time, to discuss its second quarter 2014 results. The call will be simultaneously broadcast live over the Internet.  Listeners may access a webcast of the call at http://ir.checkpointsystems.com.  A replay will be available following the event.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in merchandise availability solutions for the retail industry, encompassing loss prevention and merchandise visibility. Checkpoint provides end-to-end solutions enabling retailers to achieve accurate real-time inventory, accelerate the replenishment cycle, prevent out-of-stocks and reduce theft, thus improving merchandise availability and the shopper’s experience. Checkpoint's solutions are built upon 45 years of radio frequency technology expertise, innovative high-theft and loss-prevention solutions, market-leading RFID hardware, software, and comprehensive labeling capabilities, to brand, secure and track merchandise from source to shelf. Checkpoint's customers benefit from increased sales and profits by implementing merchandise availability solutions, to ensure the right merchandise is available at the right place and time when consumers are ready to buy.
For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,”“anticipate,”“intend,”“plan,”“believe,”“seek,” or “will.” By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include: the impact upon operations of accounting policies review and improvement; the impact on our financial results and stock price as a result of our restatement of our previously-issued financial statements; the impact upon operations of legal and compliance matters or internal controls review, improvement and remediation, including the detection of wrongdoing, improper activities, or circumvention of internal controls; our ability to successfully implement our strategic plan; the impact of our working capital improvement initiatives; our ability to manage growth effectively including our ability to integrate acquisitions and to achieve our financial and operational goals for our acquisitions; our ability to manage risks associated with business divestitures; changes in economic or international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; our ability to comply with covenants and other requirements of our debt agreements; changes in regulations or standards applicable to our products; our ability to successfully implement global cost reductions in operating expenses including, field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; risks generally associated with information systems upgrades and our company-wide implementation of an enterprise resource planning (ERP) system and additional matters disclosed in our Securities and Exchange Commission filings. We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

Checkpoint Systems, Inc.
Consolidated Balance Sheets
(amounts in thousands)
(unaudited)

	June 29, 2014	December 29, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$131,426	$121,573
Accounts receivable, net of allowance of $12,049 and $12,404	140,791	167,864
Inventories	100,081	83,521
Other current assets	26,258	29,119
Deferred income taxes	9,049	9,108
Total Current Assets	407,605	411,185
REVENUE EQUIPMENT ON OPERATING LEASE, net	1,126	1,267
PROPERTY, PLANT, AND EQUIPMENT, net	74,163	75,067
GOODWILL	185,250	185,864
OTHER INTANGIBLES, net	72,834	78,166
DEFERRED INCOME TAXES	37,727	38,131
OTHER ASSETS	9,338	9,813
TOTAL ASSETS	$788,043	$799,493
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term borrowings and current portion of long-term debt	$162	$435
Accounts payable	59,475	67,203
Accrued compensation and related taxes	22,360	24,341
Other accrued expenses	39,799	41,580
Income taxes	—	2,439
Unearned revenues	9,965	9,011
Restructuring reserve	5,692	8,175
Accrued pensions — current	4,975	5,013
Other current liabilities	16,963	19,536
Total Current Liabilities	159,391	177,733
LONG-TERM DEBT, LESS CURRENT MATURITIES	85,181	91,187
FINANCING LIABILITY	35,920	35,068
ACCRUED PENSIONS	98,905	99,677
OTHER LONG-TERM LIABILITIES	35,006	36,436
DEFERRED INCOME TAXES	12,837	13,067
COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY:
Preferred stock, no par value, 500,000 shares authorized, none issued	—	—
Common stock, par value $.10 per share, 100,000,000 shares authorized, issued 45,722,893 and 45,484,524 shares	4,572	4,548
Additional capital	437,635	434,336
Accumulated deficit	(13,559)	(23,284)
Common stock in treasury, at cost, 4,035,912 and 4,035,912 shares	(71,520)	(71,520)
Accumulated other comprehensive income, net of tax	3,675	2,245
TOTAL STOCKHOLDERS' EQUITY	360,803	346,325
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$788,043	$799,493

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Quarter		Six months
	(13 weeks) Ended		(26 weeks) Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
		(As Restated)		(As Restated)
Net revenues	$170,925	$172,290	$318,331	$320,463
Cost of revenues	98,418	102,399	183,538	197,306
Gross profit	72,507	69,891	134,793	123,157
Selling, general, and administrative expenses	55,369	57,215	109,715	112,740
Research and development	3,810	4,627	7,692	9,320
Restructuring expenses	341	1,629	2,233	3,645
Litigation settlement	—	—	—	(6,584)
Acquisition costs	—	280	—	441
Other operating income	—	(248)	—	(578)
Operating income	12,987	6,388	15,153	4,173
Interest income	285	405	552	804
Interest expense	1,199	3,330	2,455	5,894
Other gain (loss), net	(442)	(1,966)	(528)	(2,511)
Earnings (loss) from continuing operations before income taxes	11,631	1,497	12,722	(3,428)
Income taxes expense	1,777	600	2,997	600
Net earnings (loss) from continuing operations	9,854	897	9,725	(4,028)
Loss from discontinued operations, net of tax (benefit) expense of $0, $(66), $0 and $68	—	(14,329)	—	(16,885)
Net earnings (loss)	9,854	(13,432)	9,725	(20,913)
Less: income attributable to non-controlling interests	—	59	—	1
Net earnings (loss) attributable to Checkpoint Systems, Inc.	$9,854	$(13,491)	$9,725	$(20,914)

Basic earnings (loss) attributable to Checkpoint Systems, Inc. per share:
Earnings (loss) from continuing operations	$0.23	$0.02	$0.23	$(0.10)
Loss from discontinued operations, net of tax	—	(0.35)	—	(0.41)
Basic earnings (loss) attributable to Checkpoint Systems, Inc. per share	$0.23	$(0.33)	$0.23	$(0.51)
Diluted earnings (loss) attributable to Checkpoint Systems, Inc. per share:
Earnings (loss) from continuing operations	$0.23	$0.02	$0.23	$(0.10)
Loss from discontinued operations, net of tax	—	(0.34)	—	(0.41)
Diluted earnings (loss) attributable to Checkpoint Systems, Inc. per share	$0.23	$(0.32)	$0.23	$(0.51)

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures. These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These Non-GAAP measures are intended to supplement presentation of our financial results that are prepared in accordance with GAAP. We use the Non-GAAP measures presented to evaluate and manage our operations internally. We are also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow us.

We use Adjusted EBITDA in assessing our performance in addition to net earnings determined in accordance with GAAP. We believe this Non-GAAP measure serves as an appropriate measure to be used in evaluating the performance of our business and helps our investors better compare our operating performance with the operating performance of our competitors. We define Adjusted EBITDA as operating income (loss) from continuing operations plus Non-GAAP adjustments, plus other gain (loss), net excluding foreign exchange gain (loss), plus depreciation and amortization expense, plus stock compensation expense. We reference this Non-GAAP financial measure frequently in our decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Adjusted EBITDA should not be considered in isolation from, and is not intended to represent an alternative measure of, operating results or of cash flows from operating activities, as determined in accordance with GAAP. Our definition of Adjusted EBITDA may not be comparable to similarly titled measurements reported by other companies.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(amounts in thousands, except percents)
(unaudited)

	Quarter		Six months
	(13 weeks) Ended		(26 weeks) Ended
Reconciliation of GAAP to Non-GAAP Operating Income :	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
		(As Restated)		(As Restated)
Net Revenues	$170,925	$172,290	$318,331	$320,463

GAAP operating income	12,987	6,388	15,153	4,173

Non-GAAP Adjustments:

Management transition expense	—	1,173	—	1,173
Restructuring expenses	341	1,629	2,233	3,645
Litigation settlement	—	—	—	(6,584)
Acquisition costs	—	280	—	441
Other income (a)	—	(248)	—	(248)
Adjusted Non-GAAP operating income	13,328	9,222	17,386	2,600
Other gain (loss), net (b)	(95)	42	(65)	42
Depreciation and amortization expense	6,326	6,704	12,490	13,666
Stock compensation expense	1,397	1,885	2,898	3,842
Adjusted EBITDA	$20,956	$17,853	$32,709	$20,150

GAAP operating margin	7.6%	3.7%	4.8%	1.3%
Adjusted Non-GAAP operating margin	7.8%	5.4%	5.5%	0.8%

(a) Represents the gain on sale of our interest in the non-strategic Sri Lanka subsidiary.

(b) Represents other gain (loss), net per the Consolidated Statement of Operations less foreign exchange gain (loss).

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(amounts in thousands, except per share data)
(unaudited)

	Quarter		Six months
	(13 weeks) Ended		(26 weeks) Ended
Reconciliation of GAAP to Non-GAAP earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc.:	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
		(As Restated)		(As Restated)
Earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc., as reported	$9,854	$838	$9,725	$(4,029)

Non-GAAP Adjustments:

Management transition expense, net of tax	—	1,173	—	1,173
Restructuring expenses, net of tax	251	1,222	1,669	2,903
Litigation settlement, net of tax	—	—	—	(6,584)
Acquisition costs, net of tax	—	280	—	441
Other operating income, net of tax (a)	—	(248)	—	(248)
Make-whole premium on debt, net of tax	—	577	—	577
Interest expense on financing liability, net of tax	398	356	789	709
Valuation allowance adjustment	—	298	—	298
Adjusted net earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc.	$10,503	$4,496	$12,183	$(4,760)

Reported diluted shares	42,324	41,730	42,287	41,330
Adjusted diluted shares	42,324	41,730	42,287	41,330

Reported net earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc., per share - diluted	$0.23	$0.02	$0.23	$(0.10)
Adjusted net earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc., per share - diluted	$0.25	$0.11	$0.29	$(0.12)

(a) Represents the gain on sale of our interest in the non-strategic Sri Lanka subsidiary.